EXHIBIT 99.1

ANALOG DEVICES GRIEVES SUDDEN PASSING OF JERRY FISHMAN, CHIEF EXECUTIVE OFFICER

NORWOOD, Mass. – Analog Devices Inc. (NASDAQ: ADI), with great sadness, announced today that Jerald G. Fishman passed away suddenly from an apparent heart attack yesterday evening. Mr. Fishman was 67 years old.
“This is a terrible loss for me personally and for all of us here at ADI,” said Ray Stata, Chairman of the Board. “Jerry dedicated his entire career to building ADI into a great company—one of which we all are enormously proud. Jerry’s commitment to ADI occupied a central part of his life and his passion for success was infectious. Jerry not only developed enormous respect both inside and outside the company as one of our industry’s greatest leaders, but also for those like me who knew him well, he engendered a sense of affection and loyalty through his candor, openness, and integrity and through his unique sense of humor. While Jerry was extraordinarily passionate about his work and ADI, his greatest pride was his family and our thoughts are with them at this time. We shall miss Jerry deeply.”
Jerry was born in 1945 and grew up in Flushing, NY. He graduated from the City College of New York with a BSEE degree. He went on to earn an MSEE degree from Northeastern University, an MBA from Boston University, and Juris Doctor degree from Suffolk Law School.
Jerry joined Analog Devices in 1971 in product marketing. His responsibilities and his contributions expanded quickly as he rose through the ranks of the company, and in 1991 he was named President and Chief Operating Officer. In 1996, he was named President and Chief Executive Officer. Jerry’s contributions to ADI and the industry were recognized throughout his career.
In accordance with the Company’s bylaws, ADI’s President Vincent Roche has been appointed Chief Executive Officer on an interim basis by ADI’s Board of Directors.
“Vince, together with the leadership team Jerry put in place, know the company well and know what they have to do to continue the company’s success,” said Mr. Stata.